EXHIBIT 15.1
The Board of Directors
Petsec Energy Ltd
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-6128) of Petsec Energy Ltd of our report dated May 16, 2006, relating to the consolidated balance sheets of Petsec Energy Ltd and subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income, comprehensive income and cash flows for each of the years in the three year period ended December 31, 2005 which report appears in the December 31, 2005 annual report on Form 20-F/A of Petsec Energy Ltd.
KPMG
Sydney, Australia
December 15, 2006